EX-99.B-77G

SUB-ITEM 77G: Defaults on senior securities

1.	Inn of the Mountain Gods

Ivy High Income Fund

$1,500,000 12.00% Inn of the Mountain Gods bonds due 11/15/10
Cusip 45771VAB9
This is a monetary default, with the default date of June 15, 2009
Amount of default per $1,000 face amount is $165
Total Amount of default is $247,500

2.	Simmons Bedding Co

Ivy High Income Fund

$1,000,000 7.875% Simmons Bedding Co bonds due 01/15/14
Cusip 828709AF2
This is a monetary default, with the default date of January 15, 2009
Amount of default per $1,000 face amount is $135
Total Amount of default is $134,531